Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No. 605
The Goldman Sachs Group, Inc.

Medium-Term Notes, Series B

___________

$52,603,000
Index-Linked Notes due February 2008
(Linked to the Goldman Sachs China Select Index)

The return on your investment at maturity in the index-linked notes offered by this prospectus supplement, which we call the “offered notes”, is linked to the performance of the Goldman Sachs China Select Index, as measured during the period from the initial trade date through the determination date, (which will be January 21, 2008, subject to postponement due to market disruption or non-trading days). The offered notes do not bear any interest and you will not receive any payments with respect to your notes before the stated maturity date (which will be February 4, 2008, unless extended due to non-business days).

The Goldman Sachs China Select Index is a newly created composite index that reflects the U.S. dollar price changes of a weighted basket of 30 Chinese stocks (subject to limited anti-dilution and other adjustments for extraordinary events, including insolvency). Because it is newly created, the Goldman Sachs China Select Index has no index level history. The stocks underlying the Goldman Sachs China Select Index are the common stocks of companies that are listed on the Hong Kong Exchange, the New York Stock Exchange and the NASDAQ Stock Market. For further information, please see “The Index” on page S-14.

The face amount of each offered note is $1,000. On the stated maturity date, each $1,000 face amount of the offered notes will be exchanged for an amount in cash, if any, equal to the product of (i) $1,000 multiplied by (ii) the sum of 1 plus the rate of increase or decrease in the index. The rate of increase or decrease in the index will be determined by subtracting the initial index level from the final index level (which will be the average closing level of the index as determined on each of five specified averaging dates ending on and including the determination date, subject to adjustments in case of market disruption or non-trading days) and dividing the result by the initial index level.

The principal of your notes is not protected, and you could lose your entire investment in the notes. A negative percentage return on the Goldman Sachs China Select Index will reduce the payment amount, if any, you will receive on the stated maturity date by the same negative percentage. In addition, the Goldman Sachs China Select Index reflects the U.S. dollar value of the stocks comprising the index, many of which trade and are denominated in Hong Kong dollars. As such, even if the Hong Kong dollar prices of the stocks comprising the index have appreciated over the term of the notes, you may lose a significant amount of your investment if the value of the Hong Kong dollar declines versus the U.S. dollar. Furthermore, the return on the Goldman Sachs China Select Index may be zero or negative even though the level of the index is higher than the initial index level at some time during the term of your notes or at maturity.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-20.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-8 so that you may better understand those risks.

Original issue date (settlement date): January 4, 2007
Issue price: 100.48% of the face amount, for notes traded on December 19, 2006
Underwriting discount: 0.10% of the face amount
Net proceeds to the issuer: 100.38% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the offered notes we sold on December 19, 2006. We may decide to sell additional offered notes after that date, at an issue price (and underwriting discount and net proceeds) that differs from the price above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Goldman Sachs may use this prospectus supplement in the initial sales of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman Sachs and Goldman Sachs China Select Index are service marks of Goldman, Sachs & Co.

Goldman, Sachs & Co.

Prospectus Supplement dated December 19, 2006.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-20. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: The Goldman Sachs China Select Index, as published by Dow Jones Company, Inc. (“Dow Jones”) (Bloomberg: GSCS30). The Goldman Sachs China Select Index is a composite index that reflects the U.S. dollar prices changes of a weighted basked of 30 Chinese stocks, many of which are denominated in Hong Kong dollars. The index stocks are common stocks of companies that are listed on the Hong Kong Exchange, the New York Stock Exchange and the NASDAQ Stock Market. See “The Index” on page S-14

Specified currency: U.S. dollars (“$”). Although many of the stocks comprising the Goldman Sachs China Select Index trade and are denominated in Hong Kong dollars, all amounts payable on your notes will be in U.S. dollars

Face amount: each offered note will have a face amount equal to $1,000; $52,603,000 in the aggregate for all the offered notes. The aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Payment amount: on the stated maturity date, each $1,000 face amount of notes outstanding will be exchanged for an amount in cash, if any, equal to the product of (i) $1,000 multiplied by (ii) the sum of 1 plus the index return

Initial trade date: December 19, 2006

Settlement date:  January 4, 2007

Initial index level: 100. The initial index level was calculated using a multiplier for each index stock. The respective multipliers were determined in part by using each index stock’s weighting and the trading price of each index stock on the initial trade date (as described in “The Index” on page S-14)

Final index level: the average closing level of the index on each of five specified averaging dates ending on and including the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-21 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-22

Index return: the result of (i) the final index level minus the initial index level divided by (ii) the initial index level

Stated maturity date: February 4, 2008, unless extended for one business day

Determination date: January 21, 2008, subject to postponement due to market disruption or non-trading days

Averaging dates:  January 15, 2008, January 16, 2008, January 17, 2008, January 18, 2008 and January 21, 2008, subject to postponement due to market disruption or non-trading days

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-23

Trading day: as described on page S-23

CUSIP: 38144G358

ISIN: US38144G3589

Q&A

How do the notes work?

The stated maturity date of the notes offered by this prospectus supplement will be February 4, 2008 (unless extended due to non-business days). The amount that we will pay you for each of your notes on the stated maturity date will be linked on a one-to-one basis to an increase or a decline in the Goldman Sachs China Select Index. The entire principal amount of your notes is at risk if the Goldman Sachs China Select Index declines, so you may lose all or a significant amount of your investment. The notes will not bear interest and no payments will be made prior to the stated maturity date. See “Additional Risk Factors Specific to Your Notes” on page S-8.

As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-20.

Who publishes the index and
what does it measure?

The Goldman Sachs China Select Index is a new index with no index level history. The Goldman Sachs China Select Index is a composite index which reflects the price changes of a weighted basket of 30 Chinese stocks. The stocks are common stocks of companies that are listed on the Hong Kong Exchange, the New York Stock Exchange and the NASDAQ Stock Market. The stocks comprising the index have been selected, and the weightings of the index stocks have initially been determined on the initial trade date, by Goldman Sachs.

After the initial trade date, the index will be calculated (and, if necessary, adjusted) by Dow Jones without regard to the offered notes.

Additional information will be available on the website http://www.djindexes.com as of one index business day after the initial trade date. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The following table summarizes the index stocks comprising the index, the currency each index stock trades and is denominated in, the percentage weight of each index stock as of the initial trade date, the respective share multipliers and the securities exchanges or trading system as of December 19, 2006 where each index stock is listed.

Bloomberg			Index	Initial Share	Listing
Symbol	Issuer	Currency	Weighting	Multiplier	Exchange

3328 HK	Bank of Communications Co. Ltd.	HKD	5%	5.223253	Hong Kong Exchange
23 HK	Bank of East Asia Ltd.	HKD	5%	0.923722	Hong Kong Exchange
3968 HK	China Merchants Bank Co. Ltd.	HKD	5%	2.526723	Hong Kong Exchange
3383 HK	Agile Property Holdings Ltd.	HKD	4%	4.545146	Hong Kong Exchange
CMED UW	China Medical Technologies Inc.	USD	4%	0.159046	NASDAQ Stock Market
688 HK	China Overseas Land & Investment Ltd.	HKD	4%	3.446652	Hong Kong Exchange
291 HK	China Resources Enterprise Ltd.	HKD	4%	1.415057	Hong Kong Exchange
883 HK	CNOOC Ltd.	HKD	4%	4.538511	Hong Kong Exchange
FMCN UQ	Focus Media Holding Ltd.	USD	4%	0.058013	NASDAQ Stock Market
388 HK	Hong Kong Exchanges & Clearing Ltd.	HKD	4%	0.420858	Hong Kong Exchange
902 HK	Huaneng Power International Inc.	HKD	4%	4.592142	Hong Kong Exchange
358 HK	Jiangxi Copper Co. Ltd.	HKD	4%	3.847624	Hong Kong Exchange
323 HK	Maanshan Iron & Steel Co. Ltd.	HKD	4%	7.130459	Hong Kong Exchange
EDU UN	New Oriental Education & Technology Group Inc.	USD	4%	0.112581	New York Stock Exchange
857 HK	PetroChina Co. Ltd.	HKD	4%	3.041957	Hong Kong Exchange
2328 HK	PICC Property & Casualty Co.	HKD	4%	9.280239	Hong Kong Exchange
SINA UW	SINA Corp.	USD	4%	0.138504	NASDAQ Stock Market
STP UN	Suntech Power Holdings Co. Ltd.	USD	4%	0.121359	New York Stock Exchange
700 HK	Tencent Holdings Ltd.	HKD	4%	1.343509	Hong Kong Exchange
392 HK	Beijing Enterprises Holdings Ltd.	HKD	2%	0.960124	Hong Kong Exchange
1919 HK	China COSCO Holdings Co. Ltd.	HKD	2%	3.321453	Hong Kong Exchange
2319 HK	China Mengniu Dairy Co. Ltd.	HKD	2%	0.814696	Hong Kong Exchange
3323 HK	China National Building Material Co. Ltd.	HKD	2%	2.972161	Hong Kong Exchange
1138 HK	China Shipping Development Co. Ltd.	HKD	2%	1.570141	Hong Kong Exchange
991 HK	Datang International Power Generation Co. Ltd.	HKD	2%	2.123552	Hong Kong Exchange
316 HK	Orient Overseas (International) Ltd.	HKD	2%	0.318598	Hong Kong Exchange
2343 HK	Pacific Basin Shipping Ltd.	HKD	2%	3.251967	Hong Kong Exchange
2337 HK	Shanghai Forte Land Co. Ltd.	HKD	2%	4.378704	Hong Kong Exchange
297 HK	Sinofert Holdings Ltd.	HKD	2%	4.982179	Hong Kong Exchange
753 HK	Air China Ltd.	HKD	1%	1.943050	Hong Kong Exchange

For further information, please see “The Index” on page S-14.

Who should or should not consider an
investment in the notes?

We have designed the notes for investors who want to participate in a potential increase in the Goldman Sachs China Select Index while having their entire principal subject to the risk of a loss in the event the Goldman Sachs China Select Index declines over the life of the notes. Because the entire principal amount of your notes will be fully exposed to any potential decline of the Goldman Sachs China Select Index over the life of the notes, you should only consider purchasing the notes if you are willing to accept the risk of losing the entire principal amount of your notes.

In addition, if the amount payable for each of your notes on the stated maturity date equals or exceeds the outstanding face amount of each of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Notes — Your Notes Do Not Bear Interest” on page S-10.

What will I receive at the stated maturity of the notes?

The payment amount, if any, for each offered note outstanding on the stated maturity date will be an amount in cash, equal to the product of (i) the face amount of a note multiplied by (ii) the sum of 1 plus the index return. The index return is calculated by subtracting the initial index level from the final index level and dividing the result by the initial index level.

The Goldman Sachs China Select Index is a new index with no performance history. The index sponsor began calculating the index level on the initial trade date using a base level of 100 on such date.

If the final index level is greater than the initial index level, i.e., the index return is positive due to an increase in the Goldman Sachs China Select Index, you will participate in any such increase on a one-to-one basis. Conversely, if the final index level is less than the initial index level, i.e., the index return is negative due to a decline in the Goldman Sachs China Select Index, the entire principal of your notes will be exposed to any such decline on a one-to-one basis. As a result, the payment you would receive at maturity would be less than the face amount of your notes by the same negative percentage decline in the index and might even be reduced to zero.

What will I receive if I sell the notes prior to the stated maturity date?

If you sell your notes prior to the stated maturity date, you will receive the market price for each of your notes. The market price for each of your notes may be influenced by many factors, such as interest rates and the volatility of the index. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions and any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions Or Any Other Relevant Factors, the Market Value of Your Notes on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Issue Price” on page S-10.

Hypothetical examples

If the final index level is greater than the initial index level, the payment for each offered note at the stated maturity will exceed the face amount of a note. If the final index level is less than the initial index level, you will receive for each of your notes an amount less than the face amount of a note. The entire principal amount of your notes is at risk in the event the Goldman Sachs China Select Index declines, so you may lose all or a significant portion of your initial investment in your notes. For more detail about hypothetical returns on your notes, please see the following table and chart and “Hypothetical Returns on Your Notes” on page S-26.

The table below shows the hypothetical payment amounts that we would deliver on the stated maturity date in exchange for each $1,000 of the outstanding face amount of your notes, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown in the left column.

The levels in the left column of the table represent hypothetical final index levels on the determination date and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index levels and are expressed as percentages of the face amount of a note.

The information in the table and chart below reflect hypothetical rates of return on your notes assuming that they are purchased on the original issue date and are held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-8. We have also assumed that no market disruption event occurs.

The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the final index level will be on the determination date. The price of the index stocks have been highly volatile in the past — meaning that the index level would have changed substantially in relatively short periods if the index had existed and the index level had been calculated by the index sponsor — and the future performance of the index cannot be predicted.

For these reasons, the actual performance of the index over the life of your notes, as well as the amount payable at maturity, may bear little or no relation to the hypothetical examples shown below and cannot be predicted. For more information, please see “Hypothetical Returns on Your Notes” on page S-26.

Hypothetical Final	Hypothetical Payment
Index Level	Amounts
as Percentage of	as Percentage of
Initial Index Level	Face Amount

250.00%	250.00%
200.00%	200.00%
175.00%	175.00%
150.00%	150.00%
130.00%	130.00%
120.00%	120.00%
110.00%	110.00%
105.00%	105.00%
100.00%	100.00%
90.00%	90.00%
80.00%	80.00%
70.00%	70.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

If, for example, the final index level were determined to be 25% of the initial index level, the payment amount that we would deliver to you at maturity would be 25% of the face amount for each of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it until the stated maturity date, you would lose 75% of your investment.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount for each of your notes) that we would deliver to you on the stated maturity date if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level of less than 100% of the initial index level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount for each of your notes (the section below the 100% marker on the vertical axis) and, accordingly, you would lose some or all of the principal of your notes.

What about taxes?

The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-30.

Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract with respect to the index. If your notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal of Your Notes Is Not Protected

The principal of your notes is not protected. Our cash payment on your notes on the stated maturity date, if any, will be based on any increase or decrease, on a one-to-one basis, in the final index level from the initial index level. You may lose all or a significant amount of your entire investment in the notes if the index level drops precipitously.

The index reflects the U.S. dollar value of the index stocks that trade and are denominated in Hong Kong dollars. Because, then, the index level reflects the U.S. dollar/Hong Kong dollar foreign currency exchange rates, even if the Hong Kong dollar prices of the index stocks have appreciated over the term of the notes, you may lose a significant portion of your investment if the value of the Hong Kong dollar declines versus the U.S. dollar.

In addition, if an index stock issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the applicable index stock will continue to be included in the index so long as a market price for that index stock is available. If, as a result of the liquidation or dissolution of the index stock issuer, a market price is no longer available for the applicable index stock, the value of that index stock will be deemed to equal zero for the purposes of calculating the index for so long as no market price is available. See “The Index — Index Methodology — Adjustments for Certain Corporate Events — Liquidation or Dissolution” on page S-16.

Also, the market price for each of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for each of your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Payment Amount on Your Notes Is Not
Linked to the Index Level at Any Time Other than the Averaging Period

The final index level will be based on the average closing level of the index on each of the five specified averaging dates ending on and including the determination date (subject to adjustments in case of market disruption or non-trading days), and therefore not the simple performance of the index over the term of your notes. Therefore, if the closing level of the index dropped precipitously on any of the averaging dates, the payment amount for each of your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the index prior to such drop in the index level. Although the actual index level at the stated maturity date or at other times during the term of your notes may be higher than the final index level, you will not benefit from the closing level of the index at any time other than on the averaging dates.

The Return on Your Notes Will Depend on
Changes in the Level of the Index and Is
Subject to Currency Exchange Rate Risk

Any amount we pay on the stated maturity date will be based upon the difference between the final index level and the initial index level. Fluctuations in the foreign exchange rates between the Hong Kong dollar (in which many of the index stocks trade and are denominated), on the one hand, and the U.S. dollar (in which the index is denominated), on the other hand, will affect the market value of your notes, the level of the index and the amount payable at maturity. The Hong Kong dollar to U.S. dollar foreign currency exchange rate refers to a foreign exchange spot rate that measures the relative values of the two currencies. This rate reflects the amount of Hong Kong dollars that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to that foreign currency. For example, if the U.S. dollar appreciates relative to the Hong Kong dollar we expect that the market value of your notes will decrease, and conversely, if the U.S. dollar depreciates relative to the Hong Kong dollar, we expect that the market value of your notes will increase, assuming no other changes in the prices of the underlying stocks. Even if the Hong Kong dollar prices of the stocks comprising the index have appreciated over the term of the notes, you may lose a significant amount of your investment if the value of the Hong Kong dollar declines versus the U.S. dollar.

The foreign exchange rate varies over time, and may vary considerably during the life of your notes. Changes in the exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions in Hong Kong, People’s Republic of China and the United States, including economic and political developments in other countries. Of particular importance are:

•	rates of inflation;

•	interest rate levels;

•	the balances of payments among countries;

•	the extent of governmental surpluses or deficits in Hong Kong, People’s Republic of China and the United States; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of People’s Republic of China, the United States and other countries important to Chinese trade and finance.

The price of the notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the index or other de facto restrictions on the repatriation of U.S. dollars.

Changes in the Volatility of the Index Are Likely to Affect the Market Value of Your Notes

The volatility of the index refers to the magnitude and frequency of the changes in the index level. In most scenarios, if the volatility of the index increases, we expect that the market value of your notes will decrease and, conversely, if the volatility of the index decreases, we expect that the market value of your notes will increase.

An Investment in the Notes Is Subject to
Risks Associated with Chinese
Securities Markets

The Goldman Sachs China Select Index reflects the price changes of a fixed basket of 30 Chinese stocks that are listed on the Hong Kong Exchange, New York Stock Exchange or NASDAQ Stock Market. The Hong Kong securities market in which some of the index stocks are traded may have less liquidity and may be more volatile than the United States or other securities markets and global market developments may affect Hong Kong securities market differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the Hong Kong securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about Chinese companies than about those companies in the United States that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Chinese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to reporting companies in the United States.

Securities prices in China are subject to certain political, economic, financial and social factors. These factors, which could negatively affect Chinese securities markets, include the possibility of recent or future changes in the Chinese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Chinese companies or investments in Chinese equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, the Chinese economy may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Goldman Sachs China Select Index is composed of companies located in or primarily doing business in the People’s Republic of China, and as such, an investment linked to the index has risks often raised by emerging markets. For example, an emerging market such as China may have a relatively unstable government, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

Assuming No Changes in Market Conditions
Or Any Other Relevant Factors, the Market
Value of Your Notes on the Date of this
Prospectus Supplement (As Determined By
Reference to Pricing Models Used by
Goldman, Sachs & Co.) Is Significantly Less
Than the Issue Price

The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— We Expect Your Notes Will Not Have an Active Trading Market” below.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell An Additional Aggregate Face
Amount of the Notes at a Different Issue
Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Goldman Sachs China Select Index
Does Not Have Index Level History

The payment amount, if any, for each of your notes is linked to the performance of the Goldman Sachs China Select Index, which was created as of the initial trade date. Because the index has no index level history prior to that date, no historical index level information is available for you to consider in making an independent investigation of the index performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

Trading and Other Transactions by
Goldman Sachs in Instruments Linked to the
Index or Index Stocks May Impair the Value
of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing the index stocks or futures and other instruments linked to the index or index stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or the stocks comprising the index, which we refer to as index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index stocks. Any of these hedging activities may adversely affect the index level — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay for each of your notes at maturity. Specifically, we have entered into hedging transactions described in the first two sentences of this paragraph on the initial trade date. These hedging activities may have potentially positively affected the closing prices of the stocks comprising the index on such date and thus reduced the share multipliers for such stocks. Furthermore, we expect to unwind our hedge positions on each of the five specified averaging dates that will be used by the calculation agent to determine the final index level, thereby potentially adversely affecting the market prices of the index stocks and thus the index level on such date(s). It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the market value of your notes or the payment amount you will receive for each of your notes on the stated maturity date may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level — directly or indirectly by affecting the price of the index stocks — and, therefore, the market value of your notes and the amount we will pay for each of your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay for each of your notes at maturity.

The Return on Your Notes Will Not Reflect any Dividends Paid on the Index Stocks

The index sponsor calculates the level of the index by reference to the prices of the common stocks comprising the index, without taking account of the value of ordinary dividends paid on those stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks comprising the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights or Rights to Receive any Stock” below for additional information.

You Have No Shareholder Rights or
Rights to Receive any Stock

Investing in your notes will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your notes will be paid in cash, and you will have no right to receive delivery of any index stocks.

Our Business Activities May Create Conflicts
of Interest Between Your Interests in the
Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged and/or expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interests in the notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the index and some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your notes and the amount we will pay for each of your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make
Determinations that Could Affect the Market
Value of Your Notes, When Your
Notes Mature and the Amount
You May Receive at Maturity

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we must pay, if any, on the stated maturity date, and determining whether to postpone the stated maturity date because of a market disruption event. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and
Changes That Affect the Index or the Index Stocks Could Affect the Amount
Payable For Each of Your Notes and Its
Market Value

The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable for each of your notes on the stated maturity date and the market value of your notes prior to such date. The amount payable for each of your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the index level is not available on the determination date or any averaging date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index level on such date(s) — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on the determination date and the amount payable for each of your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “Specific Terms of Your Notes — Role of Calculation Agent” below.

We Expect Your Notes Will Not Have
an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We Are Not Responsible for Any
Disclosure by Any of the Index Stock
Issuers or the Index Sponsor

Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index stock issuers. Although we have determined the method to calculate the index initially, we are not responsible for calculating the index level once the index is created. In addition, the index sponsor will have discretion in applying the method, as described under “The Index” below. You, as an investor in your notes, should make your own investigation into the index and the index stock issuers. See “The Index” below for additional information about the index.

Neither the index sponsor nor any of the other index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. Even if the level of the index increases above the initial index level during the term of the notes, the market value of your notes prior to the stated maturity date may not increase by the same amount.

The Calculation Agent Can Postpone
Each of the Averaging Dates And the
Determination Date If a Market
Disruption Event Or a Non-trading Day
Occurs

If the calculation agent determines that, on any day that would otherwise be an averaging date, a market disruption event has occurred or is continuing or such day is not a trading day, such averaging date and each succeeding averaging date, if any, will be postponed until the next trading day(s) on which no market disruption event occurs or is continuing. Moreover, if the last averaging date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or such day is not a trading day that day will nevertheless be the last averaging date. If the calculation agent determines that the index level that must be used to determine the payment amount is not available on the last possible day, because of a market disruption event, or non-trading day or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index on that last possible day.

No Statutory, Judicial or Administrative
Authority Directly Discusses the Tax
Treatment of Your Notes and Therefore the
Tax Consequences of an Investment in Your
Notes Are Uncertain

No statutory, judicial or administrative authority directly discusses the tax treatment of your notes, and therefore the tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below.

THE INDEX

The Goldman Sachs China Select Index is a composite index which reflects the U.S. dollar price changes of a weighted basket of 30 Chinese stocks, many of which are denominated in Hong Kong dollars. The index stocks are common stocks of companies that are listed on the Hong Kong Exchange, the New York Stock Exchange and the NASDAQ Stock Market.

Each index stock belongs to one of the 15 sectors of Chinese industry represented in the index. The following table shows the industry sectors represented in the index and their respective weightings.

Industry Sector	Weighting
Banks	15.00%
Building materials, paper, packaging	2.00%
Chemicals	2.00%
Consumer staples and health care	6.00%
Diversified mining, precious metals	4.00%
Industrials, conglomerates, business services	6.00%
Insurance and other financial services	8.00%
Media	4.00%
Oil and gas	8.00%
Retail, hotels, consumer durables and apparel	8.00%
Software and services	8.00%
Steel, aluminium	4.00%
Transportation	9.00%
Utilities	6.00%
Property	10.00%
Total:	100.00%

The following table summarizes the index stocks comprising the index, the currency each index stock trades and is denominated in, the percentage weight of each index stock as of the initial trade date, the respective share multipliers and the securities exchanges or trading system where each index stock is listed.

Bloomberg			Index	Initial Share	Listing
Symbol	Issuer	Currency	Weighting	Multiplier	Exchange

3328 HK	Bank of Communications Co. Ltd.	HKD	5%	5.223253	Hong Kong Exchange
23 HK	Bank of East Asia Ltd.	HKD	5%	0.923722	Hong Kong Exchange
3968 HK	China Merchants Bank Co. Ltd.	HKD	5%	2.526723	Hong Kong Exchange
3383 HK	Agile Property Holdings Ltd.	HKD	4%	4.545146	Hong Kong Exchange
CMED UW	China Medical Technologies Inc.	USD	4%	0.159046	NASDAQ Stock Market
688 HK	China Overseas Land & Investment Ltd.	HKD	4%	3.446652	Hong Kong Exchange
291 HK	China Resources Enterprise Ltd.	HKD	4%	1.415057	Hong Kong Exchange
883 HK	CNOOC Ltd.	HKD	4%	4.538511	Hong Kong Exchange
FMCN UQ	Focus Media Holding Ltd.	USD	4%	0.058013	NASDAQ Stock Market
388 HK	Hong Kong Exchanges & Clearing Ltd.	HKD	4%	0.420858	Hong Kong Exchange
902 HK	Huaneng Power International Inc.	HKD	4%	4.592142	Hong Kong Exchange
358 HK	Jiangxi Copper Co. Ltd.	HKD	4%	3.847624	Hong Kong Exchange
323 HK	Maanshan Iron & Steel Co. Ltd.	HKD	4%	7.130459	Hong Kong Exchange
EDU UN	New Oriental Education & Technology Group Inc.	USD	4%	0.112581	New York Stock Exchange
857 HK	PetroChina Co. Ltd.	HKD	4%	3.041957	Hong Kong Exchange
2328 HK	PICC Property & Casualty Co.	HKD	4%	9.280239	Hong Kong Exchange
SINA UW	SINA Corp.	USD	4%	0.138504	NASDAQ Stock Market
STP UN	Suntech Power Holdings Co. Ltd.	USD	4%	0.121359	New York Stock Exchange
700 HK	Tencent Holdings Ltd.	HKD	4%	1.343509	Hong Kong Exchange
392 HK	Beijing Enterprises Holdings Ltd.	HKD	2%	0.960124	Hong Kong Exchange
1919 HK	China COSCO Holdings Co. Ltd.	HKD	2%	3.321453	Hong Kong Exchange
2319 HK	China Mengniu Dairy Co. Ltd.	HKD	2%	0.814696	Hong Kong Exchange
3323 HK	China National Building Material Co. Ltd.	HKD	2%	2.972161	Hong Kong Exchange
1138 HK	China Shipping Development Co. Ltd.	HKD	2%	1.570141	Hong Kong Exchange
991 HK	Datang International Power Generation Co. Ltd.	HKD	2%	2.123552	Hong Kong Exchange
316 HK	Orient Overseas (International) Ltd.	HKD	2%	0.318598	Hong Kong Exchange
2343 HK	Pacific Basin Shipping Ltd.	HKD	2%	3.251967	Hong Kong Exchange
2337 HK	Shanghai Forte Land Co. Ltd.	HKD	2%	4.378704	Hong Kong Exchange
297 HK	Sinofert Holdings Ltd.	HKD	2%	4.982179	Hong Kong Exchange
753 HK	Air China Ltd.	HKD	1%	1.943050	Hong Kong Exchange

The level of the index will be calculated and publicly disseminated by Dow Jones. The index will be disseminated on a daily basis through the index sponsor’s customary means beginning on the index business day following the initial trade date. The Chicago Board of Trade serves as the distributing agent for Dow Jones. The index sponsor has informed us that information concerning the index, including the daily closing level of the index, will be posted on the index sponsor’s website at http://www.djindexes.com. We may also post index information on our public website.

Index Methodology

Some of the index stocks trade and are denominated in Hong Kong dollars, but the index will be calculated on U.S. dollar basis. Therefore, the index will be exposed to fluctuations in the Hong Kong dollar/U.S. dollar foreign currency exchange rate.

The level of the index will be based on the most recently reported price of the index stocks (as reported by the primary exchange or trading system on which the relevant index stock is listed or traded), at the end of each index business day (approximately 4:00 p.m., Eastern Standard Time). An index business day as used hereunder means a Monday, Tuesday, Wednesday, Thursday or Friday on which the index sponsor is open for business.

On any index business day, the level of the index will equal the sum of the product of (i) the closing price of each of the index stocks as reported by each respective primary securities exchange as converted, for those index stocks denominated in Hong Kong dollars, to U.S. dollars using the London 4 p.m. mid-market Hong Kong dollar/U.S. dollar foreign currency exchange rate as published by WM Performance Services, if applicable, multiplied by (ii) the applicable share multiplier. If the closing prices of some of the index stocks are not available on an index business day, the index sponsor will use the last closing price for each of such index stocks to calculate the index level.

The share multiplier for each index stock has been determined on the initial trade date of the offered notes and is based on the trading price of each of the index stocks on the initial trade date. The calculation agent has determined the share multiplier for each index stock so that the initial index level equals 100 on the initial trade date of the offered notes. After the initial trade date, the share multiplier for each index stock will remain constant unless certain corporate events as described below with respect to one or more the index stock issuers occur. The level of the index will not include ordinary dividends paid on the index stocks.

Adjustments for Certain Corporate Events

If an event described below occurs, the index sponsor will make the adjustment described below with a view to offsetting, to the extent practical, any change in the economic position of the applicable index stock relative to the index that results solely from that event. The index sponsor may, in its sole discretion, modify the adjustment provisions and interpret and apply them as necessary to ensure an equitable result.

Stock split, reverse split or stock dividend.  The share multiplier for any index stock will be adjusted if the relevant index stock is subject to a stock split, reverse stock split, or stock dividend. Once the split or stock dividend has become effective, the share multiplier for the relevant index stock will be adjusted to equal the product of (i) the ratio of the new number of shares of the index stock outstanding after taking account of the split or stock dividend versus the former number of shares of the index stock multiplied by (ii) the share multiplier of the relevant index stock prior to the split or stock dividend.

Liquidation or dissolution.  If an index stock issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such index stock will continue to be included in the index so long as a market price for that index stock is available. If a market price is no longer available for any index stock due to the liquidation or dissolution (under any applicable bankruptcy, insolvency or other similar law) of the index stock issuer, then the value of that index stock will be deemed to equal zero for the purpose of calculating the index for so long as no market price is available, and the index will be computed based on the remaining index stocks for which market prices are available without adjusting their respective share multipliers. Accordingly, the index may contain fewer than 30 index stocks during the term of the offered notes.

Unavailability of market price or exchange rate.  If no market price is available for all or some of the index stocks, then the last published closing price of the index stock, as determined by the index sponsor, will be used to compute the index level. In addition, if the Hong Kong dollar/U.S. dollar foreign currency exchange rate is not available on that day, then the last published exchange rate previously used to calculate the index level, as determined by the index sponsor, will be used.

Merger, consolidation or nationalization.  If an index stock issuer has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then the index sponsor will determine the last available market price for the applicable index stock as the value of the applicable index stock at the time the issuer is merged or consolidated or nationalized. On any day thereafter, the value so determined will be deemed to be the price of the applicable index stock for the purpose of calculating the index level.

Distribution in kind.  If the issuer of an index stock distributes to all of its shareholders a tracking stock or equity securities that are publicly traded and are of an issuer other than the index stock issuer, then the securities so distributed will be added to the index as a new index stock. The share multiplier for the new index stock will equal the product of the share multiplier of the original index stock with respect to which new equity securities are being issued multiplied by the number of shares of new equity securities that are being issued with respect to one share of the original index stock.

Cash dividends.  Generally, dividends (other than extraordinary dividends described below) paid in cash on any of the index stocks will not be reflected in the index level. A cash dividend with respect to any of the index stocks will be deemed to be an extraordinary dividend if (i) such dividend payment was not a part of regularly scheduled dividends with respect to the applicable index stock and (ii) its per share value exceeds 10% of the closing price of the index stock on the Hong Kong or U.S. business day, as applicable, immediately preceding the date of such dividend. The product of the U.S. dollar value of an extraordinary dividend multiplied by the relevant share multiplier will be included for the purpose of calculating the index level.

Rights issuance.  If the issuer of an index stock issues transferable rights or warrants to all holders of the index stock at an exercise price per share that is less than the closing price of the index stock on the Hong Kong or U.S. business day, as applicable, immediately preceding the date of such issuance, then the share multiplier will be adjusted as follows. First, Dow Jones will calculate the number of shares of the index stock before such issuance that would have an equivalent value with the transferable rights or warrants so issued by multiplying (i) the number of additional shares offered for subscription or purchase under the rights/warrants offering by (ii) the exercise price per each rights or warrants, and dividing the result by the closing price of the index stock on the Hong Kong or U.S. business day, as applicable, immediately preceding the issuance date. Then, the rate by which the share multiplier will be adjusted will be calculated by dividing (a) the sum of (x) the number of shares of the index stock outstanding at the close of business on the Hong Kong or U.S. business day, as applicable, immediately preceding the issuance date plus (y) the number of additional shares offered for subscription or purchase under the rights/warrants offering by (b) the sum of (z) the number of shares of the index stock outstanding at the close of business on the Hong Kong or U.S. business day, as applicable, immediately preceding the issuance date plus (w) the number of shares of the index stock before such issuance that would have an equivalent value with the transferable rights or warrants calculated as described in the immediately preceding sentence. Finally, the share multiplier after such issuance will equal the product of the share multiplier of the index stock before the issuance multiplied by the rate calculated as described in the immediately preceding sentence.

Hypothetical Closing Levels of the Index

Because the Goldman Sachs China Select Index is a newly created index and its level will be available on and after the initial trade date, it has no historical closing levels. The hypothetical closing levels of the index provided in the table below were calculated from historical price of each index stock in accordance with the index methodology described above and subject to several assumptions described below.

The hypothetical closing levels were calculated over a period commencing on November 29, 2004 and ending on December 19, 2006. The hypothetical closing levels of the index were calculated using hypothetical share multipliers for each index stock (as adjusted to account for changing index weightings in order to reflect the availabilities of the index stocks during the hypothetical period) and the closing prices of the index stocks on each of the dates within such period. Because some of the index stocks have not been publicly traded throughout the two-year period, the hypothetical closing levels were calculated without the historical closing price of each index stock that was not publicly traded on a given day. For example, the closing prices of 9 index stocks that would have comprised 30% of the index weighting on November 29, 2004 were not publicly available and therefore were not included in calculating the hypothetical closing level of the index on that day. The closing prices of these 9 index stocks gradually became publicly available — and thus were included in calculating the hypothetical closing level of the index — at various times during the period from and including the fourth calendar quarter of 2004 to and including the third calendar quarter of 2006. In addition, for the purpose of calculating the hypothetical closing levels, we used a Hong Kong dollar/U.S. dollar foreign currency exchange rate that is different from the Hong Kong dollar/U.S. dollar foreign currency exchange rate that would have been or will be used by the index sponsor in calculating the actual index level after the initial trade date.

Because the hypothetical closing levels of the index were calculated based on several assumptions that are not true when the index sponsor calculates the actual closing levels of the index after the initial trade date, you should not take the hypothetical closing levels of the index as an accurate estimate of historical performance or an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index will follow a pattern similar to that of the hypothetical closing levels of the index. Neither we nor any of our affiliates make any representation to you as to the performance of the index.

The closing price of the index stocks have fluctuated in the past and the closing level of the index may, in the future, experience significant fluctuations. Any upward or downward trend in the hypothetical closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your notes. The actual performance of the index over the life of the notes, as well as the amount payable on the stated maturity date, may bear little relation to the hypothetical levels shown below.

The table below shows the high, low and final hypothetical closing levels of the index calculated based on the assumptions described above, for the last calendar quarter in 2004, from November 29, 2004, the four calendar quarters in 2005, and the four calendar quarters of 2006, through December 19, 2006. We obtained the closing price of the index stocks used to calculate the hypothetical closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Final Hypothetical Closing Levels of the index †

	High	Low	Close

2004
Quarter ended December 31 (from November 29, 2004)	47.1483	44.4503	45.3679
2005
Quarter ended March 31	46.0826	41.8905	43.7218
Quarter ended June 30	44.5989	40.7845	43.3708
Quarter ended September 30	51.3413	42.9745	51.3413
Quarter ended December 31	55.1569	46.5604	54.9055
2006
Quarter ended March 31	73.1268	54.9055	73.1268
Quarter ended June 30	80.6281	63.2136	71.1156
Quarter ended September 30	79.4323	67.7493	79.1788
Quarter ending December 31 (through December 19, 2006)	101.5738	79.0853	100.0000
Index level on December 19, 2006*			100.0000

† The closing prices of 9 index stocks that would have comprised 30% of the index weighting on November 29, 2004 were not publicly available and therefore were not included in calculating the hypothetical closing level of the index on that day. The closing prices of these 9 index stocks gradually became publicly available — and thus were included in calculating the hypothetical closing level of the index — at various times during the period from and including the fourth calendar quarter of 2004 to and including the third calendar quarter of 2006.

* The index level on December 19, 2006 was set as 100 as of the time of inception of the index based on intra-day trading prices of the index stocks on that date, which may not equal the closing level of the index on December 19, 2006 that was calculated under the index methodology described above.

SPECIFIC TERMS OF YOUR NOTES

Please notes that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”). Although many of the stocks comprising the Goldman Sachs China Select Index trade and are denominated in Hong Kong dollars, all amounts payable for each of your notes will be payable in U.S. dollars.

Form of notes:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or initial trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the issuance(s) and sale(s) of the notes that occur prior to the settlement date. If you have purchased your notes in a market-making transaction after any of the issuance(s) and sale(s) of the notes that occur prior to the settlement date, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Stocks

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount, if any, for each offered note outstanding on the stated maturity date will be an amount in cash equal to the product of (i) the face amount of a note multiplied by (ii) the sum of 1 plus the index return. The index return is calculated by subtracting the initial index level from the final index level and dividing the result by the initial index level.

If the final index level is greater than the initial index level, i.e., the index return is positive due to an increase in the Goldman Sachs China Select Index, you will participate in any such increase on a one-to-one basis. If the final index level is less than the initial index level, i.e., the index return is negative due to a decline in the Goldman Sachs China Select Index, the entire principal of your notes is exposed to any such decline on a one-to-one basis. As a result, the payment you would receive at maturity would be less than the outstanding face amount of your notes and might even be reduced to zero.

The calculation agent will determine the final index level, which will be the arithmetic average of the closing levels of the index on five specified averaging dates ending on or including the determination date, as calculated and published by the index sponsor, except in the limited circumstances described under “— Consequences of a Market Disruption Event” and subject to adjustment as provided under “— Discontinuance or Modification of the Index” below. However, the calculation agent will have discretion to adjust the closing level on any particular day under certain circumstances or to determine it in a different manner under certain circumstances as described under “— Discontinuance or Modification of the Index” below.

Stated Maturity Date

The stated maturity date will be February 4, 2008 unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination Date

The determination date will be the final averaging date, scheduled to be January 21, 2008, unless postponed due to market disruption or non-trading days on any of the averaging dates as described in “— Averaging Dates” below.

Averaging Dates

The averaging dates for your notes will be January 15, 2008, January 16, 2008, January 17, 2008, January 18, 2008 and January 21, 2008 (the scheduled determination date), if no averaging date is postponed due to market disruption or non-trading days. If a market disruption event occurs or is continuing on any day that would otherwise be an averaging date or such day is not a trading day, such averaging date and each succeeding averaging date, if any, will be postponed to the next trading day(s) on which no market disruption event occurs or is continuing. In no event, however, will any averaging date be postponed beyond the fifth business day prior to February 4, 2008. If a market disruption event occurs or is continuing on such last possible day or such last possible day is not a trading day, that day will nevertheless be the last averaging date and the determination date. In such cases, more than one averaging date may occur simultaneously on such last possible day.

Consequences of a Market Disruption Event

As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be an averaging date, then that averaging date will be postponed to the next following trading day(s) on which a market disruption event does not occur and is not continuing. In no event, however, will any averaging date be postponed past the fifth business day following January 21, 2008.

If an averaging date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be an averaging date and the determination date. If the calculation agent determines that the index level that must be used to determine the payment amount is not available on the last possible day, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index on that last possible day.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on any of the averaging dates (after postponement to the last possible day) because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect — including any split or reverse split of the index and any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the index by the index sponsor pursuant to the index methodology described under “The Index” below, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the index and the initial share multipliers, market disruption events, postponement of the averaging dates or the determination date, business days, trading days, the index return, the final index level, the default amount and the payment amount for each of your notes, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all the index stocks are open for trading, the index sponsor is open for business and the index is calculated and published by the index sponsor. Although the index sponsor may publish an index level on a day when one or more of the principal securities markets for the index stocks are closed, that day would not be a trading day for purposes of your notes.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock or those contracts, or

•	a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL RETURNS ON YOUR NOTES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical index levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

As illustrated in the table below, since the final index level will be based on the arithmetic average of the closing levels of the Goldman Sachs China Select Index of five specified averaging dates, the final index level would be 90 assuming the last averaging date were January 21, 2008 and the Goldman Sach China Select Index had the following closing levels on the corresponding hypothetical averaging dates. The payment amount would be calculated using 90 instead of 120, the closing level of the index on the determination date.

Hypothetical
Hypothetical Averaging Date	Index Level

January 15, 2008	65
January 16, 2008	70
January 17, 2008	95
January 18, 2008	100
January 21, 2008 (assumed determination date)	120
Final index level (averaged)	90

The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index levels, and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical final index level and the assumptions noted below.

The information in the table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Issue Price” above. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face Amount	$1,000

No market disruption event occurs

No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index

The price of the index stocks has been highly volatile in the past — meaning that the index level would have changed substantially in relatively short periods if the index had existed and the index level had been calculated by the index sponsor — and the performance of the index cannot be predicted for any future period.

For these reasons, the actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the hypothetical closing levels of the index shown elsewhere in this prospectus supplement. For information about the hypothetical closing level of the index during recent periods, see “The Index — Hypothetical Closing Levels of the Index” above.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will be affected by the Hong Kong dollar/U.S. dollar exchange rate and will not reflect any dividends that may be paid on the index stocks.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

Hypothetical Final	Hypothetical Payment
Index Level	Amounts
as Percentage of	as Percentage of
Initial Index Level	Face Amount

250.00%	250.00%
200.00%	200.00%
175.00%	175.00%
150.00%	150.00%
130.00%	130.00%
120.00%	120.00%
110.00%	110.00%
105.00%	105.00%
100.00%	100.00%
90.00%	90.00%
80.00%	80.00%
70.00%	70.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

If, for example, the final index level were determined to be 25% of the initial index level, the payment amount that we would deliver on your notes at maturity would be 25% of the face amount for each of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you would lose 75% of your investment.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level of less than 100% of the initial index level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount for each of your notes (the section below the 100% marker on the vertical axis) and, accordingly, you would lose some or all of the principal of your notes.

We cannot predict the actual final index level on the determination date or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the rate of return on the offered notes will depend on the actual final index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table and chart above.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates entered into hedging transactions involving purchases of the index stocks or futures and other instruments linked to the index on the initial trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the Hong Kong Exchange or other components of the Chinese equity market and/or

•	may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index stocks. We expect these steps to involve sales of instruments linked to the index on each of the specified averaging dates. These steps may also involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the Hong Kong Exchange or other components of the Chinese equity market.

The hedging activity discussed above may have adversely affected or may affect the market prices of the index stocks on the initial trade date as well as on each of the averaging dates. As a result, this activity may adversely affect the initial index level and the final index level and, therefore, affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Index or Index Stocks May Impair the Value of Your Notes,” and “Additional Risk Factors Specific to Your Notes — Our Business Activities May Create Conflicts of Interest Between You and Us” above for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. Moreover, it applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. No statutory, judicial or administrative authority directly discusses how your warrant should be treated for U.S. federal income tax purposes. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN YOUR NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

United States Holders
General

If you are a United States holder, you will be obligated pursuant to the terms of the notes — in absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a prepaid forward contract on the index on the payment date, for which payment was made on the issue date.

If your notes are characterized as described above, your tax basis in your notes generally would equal your costs for your notes. Upon the sale or exchange of your notes, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your notes. The gain or loss generally would be short-term capital gain or loss, unless you hold notes for more than one year. If you do not sell or exchange your notes before the payment date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received on the payment date and your tax basis in the notes.

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or expiration of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the original issue date, your adjusted basis in you notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or expiration of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. For example, it is possible that the Internal Revenue Service may classify the fixed amount as interest, which would result in such fixed amount being characterized as ordinary income as opposed to capital gain. You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

United States Alien Holders

If you are a United States alien holder whose ownership of notes is not effectively connected with a United States trade or business under present United States federal income and estate tax law and subject to the discussion of backup withholding below, no deduction for any United States federal withholding tax would be made from any gain that you realize or amount that you receive on the sale, exchange or other disposition of your notes.

If you are an individual who at death is not a citizen or resident of the United States, the fair market value of any notes held by you at the time of your death may be included in your gross estate for United States federal tax purposes, unless an applicable estate tax treaty provides otherwise. Individual United States alien holders should consult their own tax advisors concerning the United States tax consequences, if any, of investing in the notes.

Backup Withholding and
Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the offered notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the offered notes, (b) none of the purchase, holding or disposition of the offered notes or the exercise of any rights related to the offered notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the issue price.

Please note that The Goldman Sachs Group, Inc. may agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. may agree to purchase from The Goldman Sachs Group, Inc., an additional aggregate face amount of the offered notes on a date after the initial trade date and at an issue price that may differ from the issue price provided in this prospectus supplement. The additional aggregate face amount and the applicable issue price will be provided in an amended prospectus supplement to be dated as of the date of such sale.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $175,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

$52,603,000

The Goldman Sachs
Group, Inc.

Index-Linked Notes
due February 2008
(Linked to the Goldman Sachs
China Select Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.